Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-196550, 333-202919, 333-209723, 333-216136, 333-223093, 333-229730, 333-236426, 333-249591, and 333-253277) of Arista Networks, Inc. of our reports dated February 14, 2022, with respect to the consolidated financial statements of Arista Networks, Inc. and the effectiveness of internal control over financial reporting of Arista Networks, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
February 14, 2022